Exhibit 99

Contact:	Warren Djerf
Brookside Communications Group
(952) 920-3908 or warren@brookcomm.net

Kathleen Iverson Joins Nortech Systems’ Board of Directors

MINNEAPOLIS — March 13, 2015 — Nortech Systems, Inc. (Nasdaq: NSYS) announced today that Kathleen (“Kitty”) Iverson has joined its Board of Directors.

Since October 2014 she has served as CEO (Consulting) of Black Hills IP, a provider of IP, paralegal and trademark services. Iverson currently serves on the Board of Directors of MOCON Inc., which develops, manufactures and markets measurement, analytical and monitoring products for barrier packaging, food and pharmaceutical markets. She previously served on the Board of Directors of Speed Commerce, Inc., a provider of end-to-end e-commerce services, from 2008 until 2014.

Earlier, Iverson held a variety of positions with CyberOptics Corporation, a designer and manufacturer of optical process control sensors and measurement inspection systems used in the electronic assembly and semiconductor industries. She served as President and CEO from January 2003 until her retirement from CyberOptics in January 2014. Iverson was a Director from May 1998 through January 2014; she was Chairman of the Board from August 2009 through January 2014.

“We’re pleased to welcome Kitty and enthusiastic about the strengths she offers our Board,” said Rich Wasielewski, president and CEO of Nortech Systems. “She’s demonstrated solid leadership, strategic thinking and business acumen throughout her distinguished career.”

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Wayzata, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial equipment, aerospace/defense and medical. The company has manufacturing capabilities and operating partners in the U.S., Asia and Latin America. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.